Exhibit 3.245

DFI/CORP/38

RECORD 2011

United States of America

State of Wisconsin

DEPARTMENT OF FINANCIAL INSTITUTIONS

To All to Whom These Presents Shall Come, Greeting:

I, PAUL M. HOLZEM, Administrator, Division of Corporate and Consumer Services, Department of Financial Institutions, do hereby certify that the annexed copy has been compared by me with the record on file in the Corporation Section of the Division of Corporate & Consumer Services of this department and that the same is a true copy thereof and the whole of such record; and that I am the legal custodian of said record, and that this certification is in due form.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department.

PAUL M. HOLZEM, Administrator

Division of Corporate and Consumer Services

Department of Financial Institutions

Date: Nov-5 2012

By: Cathy Mickelson

Effective July 1, 1996, the Department of Financial Institutions assumed the functions previously performed by the Corporations Division of the Secretary of State and is the successor custodian of corporate records formerly held by the Secretary of State.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LAND & GAS RECLAMATION, INC.

The undersigned hereby adopts these Amended and Restated Articles of Incorporation pursuant to the provisions of the Wisconsin business corporation law, which Amended and Restated Articles of Incorporation shall supersede and take the place of the Corporation’s existing Articles of Incorporation, and any amendments thereto.

ARTICLE I

The name of the Corporation shall be Land & Gas Reclamation, Inc.

ARTICLE II

The aggregate number of shares of stock that the Corporation shall have authority to issue shall be 9,000 shares of stock, designated as “Common Stock,” with a par value of Ten Cents ($0.10) per share.

ARTICLE III

The number of the directors of the Corporation shall be such number as is fixed from time to time by and in the manner provided for in the Bylaws. Each director shall hold office until his or her successor shall have been elected and qualified or until his or her death, resignation or removal from office in the manner provided by law or the Bylaws of the Corporation. Directors shall have full power and authority to manage the business and regulate the affairs of the Corporation.

ARTICLE IV

The registered office of the Corporation is located at Superior Services, Inc., 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227, and the name of its registered agent at such address is Peter J. Ruud.

ARTICLE V

The Effective Date of these Amended and Restated Articles of Incorporation shall be the later of the filing of these Amended and Restated Articles with the Secretary of State of the State of Wisconsin on July 15, 1994.

The undersigned officer of Land & Gas Reclamation, Inc., a Wisconsin corporation with its registered office in Milwaukee County, Wisconsin, certifies that the foregoing restatement of the Articles of Incorporation of said corporation was consented to in writing on June 28, 1994 in accordance with Section 180.1003 and 180.1004, Wis. Stats. by the directors of the Corporation and the holders of all shares entitled to vote with respect to the subject matter of said amendment duly signed by said shareholders or in their names by their duly authorized attorneys.

EXECUTED in duplicate as of the 28th day of June, 1994.

[NO SEAL]

LAND & GAS RECLAMATION, INC.

By:
John H. Sanders, Treasurer

3